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Exhibit 99.1

    Set forth below is certain information regarding a trust portfolio (the "Trust Portfolio") established by CompuCredit Corporation ("CompuCredit"). The Trust Portfolio includes the credit card accounts and receivables originated by Columbus Bank & Trust Company for CompuCredit. The Trust Portfolio does not include two portfolios of credit card receivables purchased by CompuCredit in 1998 nor does it include certain receivables transferred to a distinct owner trust other than the CompuCredit Credit Card Master Note Business Trust. In the future, CompuCredit may decide not to designate credit card accounts for addition to the Trust Portfolio.

Delinquency and Loss Experience

    CompuCredit's delinquency and principal charge-off rates at any point in time reflect the credit risk of receivables, the average age of credit card accounts, the success of collection and recovery efforts and general economic conditions. The average age of CompuCredit's credit card account portfolio affects the stability of delinquency and loss rates of the portfolio.

    The tables below contain certain performance information for the receivables in the Trust Portfolio as of the dates and for each of the periods shown below. There can be no assurance that the delinquency and loss experience for the Trust Portfolio will be similar to the historical experience set forth in the following tables because, among other things, economic and financial conditions affecting the ability of cardholders to make payments may be different from those that have prevailed during the periods reflected below and many of the Accounts have been originated in the last twelve months. In particular, reported loss and delinquency percentages for the Trust Portfolio may be reduced as a result of the addition of newly originated receivables. Receivables in newly originated accounts generally have lower delinquency and loss levels than receivables in more seasoned accounts and the addition of these receivables to a portfolio increases the outstanding receivables balance for such portfolio, which is the denominator used to calculate the percentages set forth below. The sum of the dollar amounts of receivables or the percentages of receivables presented in these tables may be less than or greater than the amounts stated due to rounding.

Delinquency Experience(1)
Trust Portfolio

	As of May 31,		As of December 31,
	2001		2000		1999		1998		1997
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in Thousands)
Receivables Outstanding(1)	$1,412,453	100.0%	$1,320,008	100.0%	$657,826	100.0%	$137,295	100.0%	$27,089	100.0%
Receivables Delinquent:
31-60 Days	54,418	3.9	51,887	3.9	16,785	2.6	3,485	2.5	620	2.3
61-90 Days	43,199	3.1	40,060	3.0	11,724	1.8	2,227	1.6	397	1.5
91 Days or more	94,270	6.7	86,131	6.5	20,022	3.0	5,261	3.8	649	2.4

Total	$191,887	13.6%	$178,078	13.5%	$48,531	7.4%	$10,973	8.0%	$1,666	6.2%

(1)
Receivables Outstanding in the accounts consist of all amounts due from cardholders as posted to the accounts as of the end of the period shown, including principal and accrued finance charge receivables.

Loss Experience
Trust Portfolio(1)

	For the Five Months ended May 31,		For the Twelve Months ended December 31,			For the Eleven Months ended December 31,
	2001(3)		2000	1999	1998	1997(3)
	(Dollars in Thousands)
Average Receivables Outstanding(1)	$1,381,935		$1,001,271	$314,570	$74,852	$12,841
Total Net Charge-Offs(2)	$88,988		$97,772	$23,349	$6,638	$144
Total Net Charge-Offs as a percentage of Average Receivables Outstanding(3)	15.5	%(4)	9.8%	7.4%	8.9%	1.2%

(1)
Average Receivables Outstanding is the average of the receivables balance at the end of each month during the period indicated.

(2)
Total Net Charge-Offs are total charge-offs of principal receivables in accounts less recoveries, and do not include the amount of any reductions in principal receivables outstanding due to fraud, returned goods, customer disputes or other miscellaneous credit adjustments.

(3)
The percentages reflected for the five-month period ended May 31, 2001 and for the eleven month period ended December 31, 1997 are annualized figures.

(4)
The increase in our charge-off ratio is due primarily to the seasoning of our portfolio. Typically, as our accounts mature, there are very few charge-offs during the first 180 days, then the charge-offs are expected to increase and peak in the second year and then stabilize in the third year. From March 31, 1999 to March 31, 2000 over one million accounts were originated and these receivables are now going through the seasoning process, resulting in the increased charge-off rates. Another reason for the increase in the charge-offs was a slower than expected account balance growth, primarily attributable to increased competition, revised growth plans and a general slowdown in consumer spending.

Revenue Experience

    The following table sets forth the revenues from finance charges and fees billed to accounts less finance charges and fees charged-off in the Trust Portfolio for the periods shown. The historical yield figures for accounts in the Trust Portfolio reflected below are calculated on an accrual basis. Collections of receivables included in the Trust Portfolio are calculated on a cash basis and may not reflect the historical yield experience for accounts in the Trust Portfolio. Portfolio yields calculated on a billed basis may differ from portfolio yields calculated on a cash basis due to a lag between when finance charges and fees are billed to cardholder accounts and when such finance charges and fees are collected. The portfolio yield calculated on both a billed and a cash basis also will be affected by numerous factors, including changes in the monthly interest rate, variations in the rate of payments and new borrowings on the accounts, the amount of the annual membership fee and other fees, changes in the delinquency and loss rates on the receivables. The portfolio yield also may be affected by the percentage of cardholders who pay their balances in full each month and, except in the case of cash advances, do not incur periodic finance charges, which may in turn be caused by a variety of factors including seasonal variations, the availability of other sources of credit and general economic conditions. The sum of the dollar amounts of receivables and the percentages of receivables presented in this table may be less than or greater than the amounts stated due to rounding.

Revenue Experience
Trust Portfolio

	For the Five Months ended May 31,	For the Twelve Months ended December 31,			For the Eleven Months ended December 31,
	2001	2000	1999	1998	1997
	(Dollars in Thousands)
Average Outstanding Receivables(1)	$1,381,935	$1,001,271	$314,570	$74,852	$12,841
Total Finance Charges and Fees Billed(2)	$179,239	$333,137	$102,705	$22,745	$3,638
Finance Charge and Fees Yield(3)	31.1	33.3%	32.6%	30.4%	30.9%
Interchange Income	$8,620	$19,649	$9,202	$1,865	$279
Total Yield(3)	32.6%	35.2%	35.6%	32.9%	33.3%

(1)
Average outstanding receivables is the average of the receivables balance at the end of each month during the period indicated.

(2)
Total finance charges and fees billed include all finance charges and fees as well as all finance charge and fee adjustments for the period indicated less finance charge charge-offs. It does not include interchange fees.

(3)
The percentages reflected for the five-month period ended May 31, 2001 and the eleven month period ended December 31, 1997 are annualized figures.

    These revenues vary for each account based on the type and volume of activity for each account. We cannot assure you that revenues in the future will be similar to the limited historical experience set forth above.

Payment Rates

    The following table sets forth the highest and lowest cardholder monthly payment rates on the credit card accounts in the Trust Portfolio during any month in the periods shown and the average cardholder monthly payment rates for all months in the periods shown, in each case expressed as a percentage of the total outstanding principal portion of receivables at the end of the previous month. Payment rates shown in the table are based on amounts which would be deemed payments of principal receivables and finance charge receivables with respect to the accounts.

Payment Rate Experience(1)
Trust Portfolio

	For the Five Months Ended May 31,	For the Twelve Months Ended December 31,			For the Eight Months Ended December 31,
	2001	2000	1999	1998	1997(3)
Lowest Month	9.3%	8.3%	10.0%	8.8%	8.4%
Highest Month	11.1%	12.2%	13.1%	14.4%	15.3%
Monthly Average(2)	9.7%	10.5%	11.5%	11.7%	10.4%

(1)
The payment rate for any month is the aggregate amount collected on receivables during the month, including recoveries on previously charged-off receivables, expressed as a percentage of the previous month's total outstanding receivables.

(2)
Monthly averages shown are expressed as an arithmetic average of the payment rate for each month for the period indicated.

(3)
Payment rate information for 1997 is for the months of May through December 1997.

    We cannot assure you that the cardholder monthly payment rates in the future will be similar to the historical experience set forth above. In addition, the amount of collections of receivables may vary from month to month due to seasonal variations, general economic conditions and payment habits of individual cardholders.

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  Exhibit 99.1
Delinquency Experience(1) Trust Portfolio
Loss Experience Trust Portfolio(1)
Revenue Experience Trust Portfolio
Payment Rate Experience(1) Trust Portfolio